Exhibit 3.380

008869

Illegible

ARTICLES OF INCORPORATION

OF

WELLINGTON HOSPITAL MEDICAL CENTRE, INCORPORATED

ARTCILE I

Name

The Name of this corporation shall be WELLINGTON HOSPITAL MEDICAL CENTER, INCORPORATED.

ARTICLE II

Duration

This corporation shall exist perpetually.

ARTICLE III

Purpose

This corporation is organized for the following purposes:

Operating, purchasing, directing, and maintaining an osteopathic and /or allopathic hospital that will provide, run, operate and maintain an acute care medical/surgical hospital, including but not limited to ICU/CCU treatment, pediatric treatment, and all ancillary services for both inpatient and outpatient care, emergency service and treatment; provide teaching and training facilities for education of interns and resident physicians and the maintaining of such educational programs required, including but not limited to any and all necessary medical equipment for maintaining such facilities and training with a commitment towards maintaining opportunities for both allopathic and osteopathic physicians.

The corporation may involve itself in such business matters that may allow it to maintain, operate and/or build medical facilities and health care facilities, and health care facilities, such operation to include but not be limited to negotiation of purchase, option contracts for purchase of real estate and/or personal property.

For any and all other legal purposes.

ARTICLE IV

Capital Stock

This corporation is authorized to issue one thousand (1,000) shares of one ($1.00) Dollar par value common stock, which shall be designated “Common Shares”.

ARTICLE V

Pre-emptive Rights

Every shareholder, upon the sale for cash of any new stock of this corporation of the same kind, class or series as that which he already holds, shall have the right to purchase his pro rate share thereof (as nearly as may be done without the issuance of fractional shares) at the price at which it is offered to others.

ARTICLE VI

By-Laws

The power to adopt, alter, amend or repeal By-Laws shall be vested in the Board of Directors and the shareholders.

ARTICLE VII

Cumulative Voting

At each election for Directors every shareholder entitled to vote at such election shall have the right to cumulate his votes by giving one candidate as may votes as the number of his shares, or by distributing such votes on the same principle among any number of such candidates.

ARTICLE VIII

Initial Registered Office and Agent

The street address of the initial registered office of this corporation is Suite 701, Forum III, 1675 Palm Beach Lakes Boulevard, West Palm Beach, FL. 33401, and the name of the initial registered agent of this corporation at that address is H. MICHAEL EASLEY.

ARTICLE IX

Initial Board of Directors

This corporation shall have five (5) Directors initially. The number of Directors may either be increased or diminished from time to time by the By-Laws but shall never be less than two (2). The names and addresses of the initial Directors of this corporation are:

MICHAEL A. LONGO, D.O.	630 North Federal Highway North Palm Beach, FL. 33408

HAROLD KIRSH, D.O.	630 North Federal Highway North Palm Beach, FL. 33408

ARTHUR HEIMBOLD	1 Presidential Boulevard Bala Cynwyd, PA. 19004

GERALD HUMPHREYS	1 Presidential Boulevard Bala Cynwyd, PA. 19004

STEVE VOLLA	1 Presidential Boulevard Bala Cynwyd, PA. 19004

ARTICLE X

Incorporators

The names and addresses of the persons signing these Articles of Incorporation are:

MICHAEL A. LONGO, D.O.	630 North Federal Highway North Palm Beach, FL. 33408

HAROLD KIRSH, D.O.	630 North Federal Highway North Palm Beach, FL. 33408

ARTICLE XI

This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

IN WITNESS WHEREOF, the undersigned subscribers have executed these Articles of Incorporation this 8th day of November, 1982.

/s/ Michael A. Longo
MICHAEL A. LONGO, D.O.
/s/ Harold Kirsh
HAROLD KIRSH, D.O.

STATE OF FLORIDA	)
	(	SS:
COUNTY OF PALM BEACH	)

BEFORE ME, a Notary Public authorized to take acknowledgments in the State and County set forth above, personally appeared MICHAEL A. LONGO, D.O. and HAROLD KIRSH, D.O., known to me to be the persons who executed the foregoing Articles of Incorporation, and they acknowledged before me that they executed those Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set may hand and affixed my official seal, in the State and County aforesaid, this 8th day of November, 1982.

Notary Public, State of Florida

My Commission Expires:

WELLINGTON HOSPITAL MEDICAL CENTER, INCORPORATED

ARTICLES OF AMENDMENT

Wellington Hospital Medical Center, Incorporated, a Florida Corporation, (hereinafter referred as the “Corporation”), hereby certifies to the Florida Department of State that:

FIRST: The charter of the Corporation is hereby amended by striking out Article I of the Articles of Incorporation and inserting in lieu thereof the following:

“ARTICLE I – Name: The name of this corporation shall be:

WELLINGTON REGIONAL MEDICAL CENTER, INCORPORATED.”

SECOND: This amendment to the charter of the Corporation is made on this 11th day of [illegible] 1985, by the incorporators as no stock in this Corporation has been issued as of this date.

/s/ Michael A. Longo
Michael A. Longo, D.O., Incorporator

/s/ Harold Kirsh
Harold Kirsh, D.O., Incorporator